Exhibit 99.1

Enliven Therapeutics Appoints Dr. Lori Kunkel to Board of Directors

BOULDER, Colo., April 09, 2024 (GLOBE NEWSWIRE) – Enliven Therapeutics, Inc. (Enliven or the Company) (Nasdaq: ELVN), a clinical-stage precision oncology company focused on the discovery and development of next-generation small molecule kinase inhibitors, today announced the appointment of Lori Kunkel, MD, to its Board of Directors. Dr. Kunkel brings more than twenty-five years of experience in oncology and immunology drug development and commercialization to the Board.

“Lori has served as scientific advisor to Enliven since its inception, and we are delighted to now welcome her to our Board,” said Sam Kintz, MBA, Enliven’s Co-founder and Chief Executive Officer. “She brings a wealth of experience as a clinician, academic and industry executive, and we look forward to her continued contributions and insights as we advance our two parallel lead product candidates, ELVN-001 and ELVN-002, through the next set of clinical milestones.”

Dr. Kunkel is an accomplished industry executive and board member with a track record of success in corporate strategy, clinical development and commercialization, and business development. She currently serves on the Board of Directors of Nurix Therapeutics, Inc., ORIC Pharmaceuticals, Inc., and K36 Therapeutics, Inc. She is also a scientific advisor to several clinical-stage oncology and immunotherapy companies. Previously, Dr. Kunkel was the acting Chief Medical Officer (CMO) and board member of Loxo Oncology, Inc. (acquired by Eli Lilly and Company). She also served as the CMO at Pharmacyclics LLC (acquired by AbbVie) and Proteolix, Inc. (acquired by Onyx Pharmaceuticals).

Prior to joining industry, Dr. Kunkel spent ten years in academic medicine and served as a faculty member at the Bone Marrow Transplant Unit in the Division of Hematology/Oncology at the University of California, Los Angeles. She received her medical degree from University of Southern California and her bachelor’s degree in biology from University of California, San Diego. She is board certified in internal medicine and held board certifications in hematology and oncology.

“I am honored to transition from my role as a scientific advisor to a member of the Board of Directors,” said Dr. Kunkel. “I have been deeply engaged with the science at Enliven since the beginning, and I am thrilled to now play a more direct role in guiding its strategic direction. With the Company’s upcoming announcement of initial proof-of-concept data from the ongoing Phase 1a trial of ELVN-001, it is an exciting time for the Company.”

About Enliven Therapeutics

Enliven Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help people with cancer not only live longer, but live better. Enliven aims to address existing and emerging unmet needs with a precision oncology approach that improves survival and enhances overall well-being. Enliven’s discovery process combines deep insights in clinically validated biological targets and differentiated chemistry to design potentially first-in-class or best-in-class therapies. Enliven is based in Boulder, Colorado.

Contact:

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